                                    EXHIBIT 2
                                MERGER AGREEMENT

                                                                       Exhibit 2



                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

                          DATED AS OF SEPTEMBER 5, 2002


                                  BY AND AMONG

                              NASB FINANCIAL, INC.,

                       NASB ACQUISITION SUBSIDIARY, INC.,

                                       AND

                               CBES BANCORP, INC.

                               Table of Contents

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                                                                                                             Page
                                                                                                             ----
ARTICLE I       The Merger .................................................................................... 2

  Section 1.1. Structure of the Merger ........................................................................ 2
  Section 1.2. Effect on Shares of CBES Common Stock .......................................................... 2
  Section 1.3. Exchange Procedures ............................................................................ 3
  Section 1.4. Stock Options; Restricted Stock ................................................................ 5
  Section 1.5. Directors and Officers of CBES and Community Bank at Effective Date ............................ 5
  Section 1.6. Articles of Incorporation and Bylaws of the Surviving Corporation .............................. 5
  Section 1.7. Dissenters' Rights ............................................................................. 6

ARTICLE II      Representations and Warranties ................................................................ 6

  Section 2.1. Disclosure Letters ............................................................................. 6
  Section 2.2. Standards ...................................................................................... 6
  Section 2.3. Representations and Warranties of CBES ......................................................... 7
  Section 2.4. Representations and Warranties of NASB Holding and Acquisition Sub ............................ 21

ARTICLE III     Actions and Conduct Pending the Merger ....................................................... 25

  Section 3.1. Regulatory Application ........................................................................ 25
  Section 3.2. Conduct of CBES's Business Prior to the Effective Date ........................................ 25
  Section 3.3. Forbearance by CBES ........................................................................... 28
  Section 3.4. Conduct of NASB Holding's and Acquisition Sub's Businesses Prior to the Effective Date ........ 32

ARTICLE IV      Covenants .................................................................................... 32

  Section 4.1. Acquisition Proposals ......................................................................... 32
  Section 4.2. Certain Policies and Actions of CBES .......................................................... 33
  Section 4.3. Access and Information ........................................................................ 33
  Section 4.4. Certain Filings, Consents and Arrangements .................................................... 34
  Section 4.5. Anti-takeover Provisions ...................................................................... 35
  Section 4.6. Additional Actions ............................................................................ 35
  Section 4.7. Publicity ..................................................................................... 35
  Section 4.8. Stockholders Meeting .......................................................................... 35
  Section 4.9. Proxy Statement ............................................................................... 35
  Section 4.10. Notification of Certain Matters .............................................................. 36
  Section 4.11. Employees .................................................................................... 36
  Section 4.12. Indemnification .............................................................................. 38
  Section 4.13. Phase I and Phase II Environmental Assessments of Community Bank's Primary Banking
                Facility ..................................................................................... 40

ARTICLE V       Conditions to Consummation ................................................................... 40

  Section 5.1. Conditions to Each Party's Obligations ........................................................ 40
  Section 5.2. Conditions to the Obligations of NASB Holding ................................................. 41
  Section 5.3. Conditions to the Obligations of CBES ......................................................... 41

                                       i

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                               Table of Contents
                                   continued

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ARTICLE VI      Data Processing ............................................................ 41

  Section 6.1. Sample Data ................................................................. 41
  Section 6.2. Information for Check Ordering .............................................. 42
  Section 6.3. Installation of Data Circuits ............................................... 42

ARTICLE VII     Termination ................................................................ 42

  Section 7.1. Termination ................................................................. 42
  Section 7.2. Termination Fee ............................................................. 43
  Section 7.3. Effect of Termination ....................................................... 44

ARTICLE VIII    Closing and Effective Date ................................................. 44

  Section 8.1. Effective Date .............................................................. 44
  Section 8.2. Deliveries at Closing ....................................................... 44

ARTICLE IX        Certain Other Matters .................................................... 44

  Section 9.1. Certain Definitions; Interpretation ......................................... 44
  Section 9.2. Survival .................................................................... 45
  Section 9.3. Waiver; Amendment ........................................................... 45
  Section 9.4. Counterparts ................................................................ 45
  Section 9.5. Governing Law ............................................................... 45
  Section 9.6. Expenses .................................................................... 45
  Section 9.7. Notices ..................................................................... 45
  Section 9.8. Entire Agreement; etc ....................................................... 46
  Section 9.9. Specific Performance ........................................................ 46
  Section 9.10. Successors and Assigns; Assignment ......................................... 47

Exhibit A         Acquisition Sub Articles of Incorporation

                          Agreement and Plan of Merger

          This is an Agreement and Plan of Merger, dated as of the 5th day of September, 2002 ("Agreement"), by and among NASB Financial, Inc., a Missouri corporation ("NASB Holding"), NASB Acquisition Subsidiary, Inc., a Missouri corporation ("Acquisition Sub"), and CBES Bancorp, Inc., a Delaware corporation ("CBES")

                                    Recitals

          A. The Board of Directors of each of CBES, NASB Holding, and Acquisition Sub (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of NASB Holding and CBES, respectively, and in the best interests of their respective stockholders and (ii) has approved, at meetings of each of such Boards of Directors, this Agreement.

          B. CBES is the beneficial owner of 100 shares of the outstanding capital stock of Community Bank of Excelsior Springs, a Savings Bank, a federally chartered savings bank with its principal office in Excelsior Springs, Missouri ("Community Bank") which shares represent 100% of the outstanding shares of capital stock of Community Bank.

          C. Community Bank is the beneficial owner of 1,000 shares of the outstanding capital stock of CBES Service Corporation ("Service Corporation"), a Missouri corporation, which shares represent 100% of the outstanding shares of capital stock of Service Corporation.

          D. NASB Holding is the beneficial owner of 2,375,112 shares of the outstanding common stock of North American Savings Bank, F.S.B., a federally chartered savings bank with its principal office in Grandview, Missouri ("NASB Bank"), which shares represent 100% of the outstanding shares of capital stock of NASB Bank.

          E. NASB Holding is the beneficial owner of 1,000 shares of the outstanding common stock of Acquisition Sub, which shares represent 100% of the outstanding shares of capital stock of Acquisition Sub.

          F. NASB Holding, CBES and Acquisition Sub desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

          ACCORDINGLY, in consideration of the promises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    Agreement

                                   ARTICLE I

                                   The Merger

          Section 1.1. Structure of the Merger. On the Effective Date (as defined in Section 8.1 below), Acquisition Sub shall merge with and into CBES (the "Merger"), the separate corporate existence of Acquisition Sub shall cease and CBES shall survive and continue to as a corporation, pursuant to the provisions of, and with the effect provided in the Delaware General Corporate Law (the "DGCL") and The General and Business Corporation Law of Missouri (the "GBCLM"). The name of CBES, as the surviving corporation in the Merger, shall be CBES Bancorp, Inc. From and after the Effective Date, CBES shall possess all of the properties and rights and be subject to all of the liabilities and obligations of CBES, all as more fully described in the DGCL and the GBCLM. NASB Holding may at any time prior to the Effective Date change the method of effecting the combination with CBES (including the provisions of this Article I) if and to the extent it deems such change necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued pursuant to the Merger to holders of CBES Common Stock (as defined in Section 1.2(a) hereof) as provided for in this Agreement or (ii) materially impede or delay consummation of the transactions contemplated by this Agreement.

          Section 1.2. Effect on Shares of CBES Common Stock.

          (a) On the Effective Date of the Merger, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of common stock, par value .01 per share of CBES ("CBES Common Stock"), that is issued and outstanding at the Effective Date, other than Excluded Shares (as defined below) and including CBES Restricted Stock held pursuant to the CBES Restricted Stock Plan (as defined in Section 1.4(b)), shall be cancelled and cease to be outstanding and shall be converted into and become the right to receive a cash payment equal to $17.50; provided, however, that such per share amount shall be reduced if the Adjusted Stockholders' Equity (as defined in Section 3.2(g) hereof) of CBES as of the close of business on the last business day next prior to the Effective Date shall be equal or greater than $13,500,000 and less than $13,900,000, then the cash payment shall be equal to $17.05 per share; and provided, further that if the Adjusted Stockholders' Equity is less than $13,500,000, NASB Holding shall have the right to either (i) terminate this Agreement pursuant to Section 7.1(g) hereof or (ii) consummate the Merger and provide the holders of CBES Common Stock with a cash payment of $17.05 per share (the "Merger Consideration"). After the Effective Date, no dividends or other distributions made or payable by CBES shall accrued for the benefit of or be payable with respect to, any CBES Common Stock.

          (b) "Excluded Shares" shall consist of (i) shares of CBES Common Stock as to which the respective holders thereof have properly demanded appraisal rights and have not failed to perfect, have not effectively withdrawn and have not lost their rights to appraisal and payment pursuant to any applicable law providing for dissenters' or appraisal rights (the "Dissenters' Shares") and
(ii) shares held by CBES as treasury stock. After the Effective Date, no dividends or other distributions made or payable by CBES shall accrue for the benefit of or be payable with respect to, any Dissenters' Shares, and no interest shall accrue with respect to

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payments due to holders of Dissenters' Shares, unless such accruals are required by the DGCL or the GBCLM.

          (c) On the Effective Date, each Excluded Share, other than Dissenters' Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. In addition, no Dissenters' Shares shall be converted into the Merger Consideration pursuant to this Section 1.2, but instead shall be treated in accordance with the procedures set forth in
Section 1.7 of this Agreement.

          Section 1.3. Exchange Procedures.

          (a) NASB Holding shall mail appropriate transmittal materials ("Letter of Transmittal") as soon as reasonably practicable after the Effective Date, and in no event later than five (5) business days thereafter, to each holder of record of CBES Common Stock as of the Effective Date. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of CBES Common Stock to be converted thereby, except as provided in Section 1.3(h) below.

          (b) At and after the Effective Date, each certificate ("CBES Certificate") representing shares of CBES Common Stock immediately prior to the Effective Date (except as specifically set forth in Section 1.2) shall represent only the right to receive cash in an amount equal to the product of the Merger Consideration multiplied by the number of shares of CBES Common Stock previously represented by the CBES Certificate.

          (c) Prior to the Effective Date, NASB Holding may select a bank or trust company acceptable to CBES, which shall act as exchange agent (the "Exchange Agent") for the benefit of the holders of shares of CBES Common Stock, for exchange in accordance with this Section 1.3. If NASB Holding elects not to select such a bank or trust company as the Exchange Agent, then NASB Bank shall be deemed to be the Exchange Agent for all purposes under this Agreement. At the Effective Date, NASB Holding shall transfer to the Exchange Agent, or set aside and hold in trust for the benefit of the stockholders of CBES if NASB Bank is the Exchange Agent, sufficient funds to pay the Merger Consideration to all the stockholders of CBES.

          (d) The Letter of Transmittal (which shall be subject to the reasonable approval of CBES and NASB Holding) shall (i) specify that delivery shall be effected, and risk of loss and title to the CBES Certificates shall pass, only upon delivery of the CBES Certificates to the Exchange Agent, (ii) specify that the shares of CBES Common Stock have been canceled, that the consideration to be paid for such shares shall be paid only upon delivery and surrender of such CBES Certificates (except as provided in Section 1.3(h) below), and that neither dividends nor interest shall accrue on the cash consideration payable after the Effective Date of the Merger, (iii) be in a form and contain any other provisions as NASB Holding may reasonably determine and
(iv) include instructions for use in effecting the surrender of the CBES Certificates in exchange for the Merger Consideration. Upon the proper surrender of the CBES Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such CBES Certificates shall be entitled to receive in exchange therefor, by transfer of immediately available funds to such account at such financial institution as the holder shall direct, or, at the holder's option, by check drawn on a commercial bank or a savings bank having an office in the Kansas City metropolitan area, the amount of cash that such CBES Certificates represent the right to receive pursuant to Section 1.3(b). CBES Certificates so surrendered shall forthwith be canceled. As soon as practicable, but no later than the business day next following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of CBES Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of CBES Common Stock not registered in the transfer records of CBES, the Merger Consideration shall be issued to the transferee thereof if the CBES Certificates representing such CBES Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of NASB Holding and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

          (e) From and after the Effective Date, there shall be no transfers on the stock transfer records of CBES of any shares of CBES Common Stock. If, after the Effective Date, CBES Certificates are presented to NASB Holding, they shall be exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this
Section 1.3.

          (f) If NASB Bank is not acting as the Exchange Agent, any portion of the aggregate amount of cash for the Merger Consideration, to be paid pursuant to Section 1.2, or any proceeds from any investments thereof that remain unclaimed by the stockholders of CBES for twelve months after the Effective Date shall be repaid by the Exchange Agent to NASB Holding upon the written request of NASB Holding. After such request is made, any stockholders of CBES who have not theretofore complied with this Section 1.3 shall look only to NASB Holding for the Merger Consideration deliverable in respect of each share of CBES Common Stock such stockholder holds, as determined pursuant to Section 1.2 of this Agreement, without any interest thereon. If outstanding CBES Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of NASB Holding (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of CBES Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g) NASB Holding and the Exchange Agent shall be entitled to rely upon CBES's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any CBES Certificate, NASB Holding and the Exchange Agent shall be entitled (i) deposit any Merger Consideration, represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto, or (ii) to file a suit in interpleader against the competing parties, deposit the Merger Consideration due with respect to the disputed CBES Certificate with a court of competent jurisdiction, and thereafter be discharged from any responsibility to the competing parties.

          (h) If any CBES Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such CBES Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such CBES Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed CBES Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 1.2.

Section 1.4.      Stock Options; Restricted Stock.

          (a) At the Effective Date, each option to acquire shares of CBES Common Stock (a "CBES Option"), whether or not then vested, granted pursuant to the CBES's 1997 Stock Option and Incentive Plan (the "CBES Option Plan") that is then outstanding and unexercised shall be deemed vested and exercisable, whether or not then exercisable, and shall be canceled and terminated and in lieu thereof the holders of such options shall be paid by CBES in cash (from funds provided by NASB Holding) in an amount equal to the product of (i) the number of shares of CBES Common Stock subject to such unexercised option at the Effective Date and (ii) the amount by which the Merger Consideration per share exceeds the exercise price per share of such option net of any cash which must be withheld under federal and state income and employment tax requirements. In the event that the exercise price of a CBES Option is greater than the Merger Consideration, then at the Effective Date such CBES Option shall be canceled without any payment made in exchange therefore. At the Effective Date, the CBES Option Plan shall be deemed terminated.

          (b) Inasmuch as at the Effective Date, all shares of restricted CBES Common Stock (the "CBES Restricted Stock"), held under the CBES Recognition and Retention Plan (the "CBES Restricted Stock Plan") are to be canceled, and in respect of such shares to be paid the Merger Consideration in respect of such shares to be paid to the holders thereof. At the Effective Date, the CBES Restricted Stock Plan shall be deemed terminated.

          Section 1.5. Directors and Officers of CBES and Community Bank at Effective Date. The directors and officers of CBES, the directors of Community Bank and designated officers of Community Bank shall resign effective as of the Effective Date. Immediately thereafter, NASB Holding shall appoint new officers and directors to CBES, each to hold office in accordance with the articles of incorporation and bylaws of CBES until their respective successors are duly elected or appointed and qualified. The new officers and directors of CBES shall then appoint new officers and directors of Community Bank, each to hold office in accordance with the articles of incorporation and bylaws of Community Bank until their respective successors are duly elected or appointed and qualified.

          Section 1.6. Articles of Incorporation and Bylaws of the Surviving Corporation. The articles of incorporation (attached hereto as Exhibit A) and bylaws of Acquisition Sub in effect immediately prior to the Effective Date shall be the articles of incorporation and bylaws of the surviving corporation from and after the Effective Date until amended as provided by law.

               Section 1.7. Dissenters' Rights.

               (a) NASB Holding shall pay for any Dissenters' Shares in accordance with applicable law providing for dissenters' or appraisal rights, and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under applicable law with respect to any Dissenters' Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters' Shares and shall be converted into the right to receive cash in an amount equal to the Merger Consideration multiplied by the number of shares of CBES Common Stock previously represented thereby.

               (b) CBES shall (i) give NASB Holding prompt written notice of the receipt of any notice from a stockholder purporting to exercise any dissenters' rights, (ii) not settle nor offer to settle any demand for payment without the prior written consent of NASB Holding and (iii) not waive any failure to comply strictly with any procedural requirements of applicable corporate statutes.

                                   ARTICLE II

                         Representations and Warranties

               Section 2.1. Disclosure Letters. Prior to the execution and delivery of this Agreement, CBES and NASB Holding each shall have delivered to the other a letter (each, its "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the section or subsection, as the case may be, of this Agreement to which they relate); provided, that (a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 2.2 and (b) the mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 2.2(b)).

               Section 2.2. Standards.

               (a)   No representation or warranty of CBES Bank contained in
Section 2.3, and no representation or warranty of NASB Holding or Acquisition Sub contained in Section 2.4, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Sections 2.3 or 2.4, as applicable, there is reasonably likely to exist a Material Adverse Effect. CBES's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken pursuant to this Agreement or in compliance with a written request of NASB Holding.

               (b) As used in this Agreement, the term "Material Adverse Effect" means an effect which is material and adverse to the business, financial condition or results of operations of NASB Holding, Acquisition Sub, CBES, as the context may dictate, and its Subsidiaries (as defined herein) taken as a whole; provided, however, that any such effect resulting from any (i) changes in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to either NASB Holding, Acquisition Sub, and CBES, as the case may be, or to similarly situated financial and/or depository institutions, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) fees associated with the transactions contemplated by this Agreement or (iv) changes to this Agreement requested by NASB Holding shall not be considered in determining if a Material Adverse Effect has occurred.

               (c) For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, best knowledge after a due inquiry of any of the CEO, Chairman, Vice Chairman, President or CFO of that party.

               Section 2.3. Representations and Warranties of CBES. Subject to Sections 2.1 and 2.2, CBES represents and warrants to NASB Holding and Acquisition Sub that, except as disclosed in CBES's Disclosure Letter:

               (a)   Organization.

                     (i) CBES is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company under the HOLA. Community Bank is a stock savings association duly organized, validly existing and in good standing under the laws of the United States of America and is a wholly-owned Subsidiary (as defined below) of CBES. Each Subsidiary of CBES other than Community Bank is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of CBES and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, unless the context requires otherwise, the term "Subsidiary" when used with respect to any party means any corporation or other legal entity, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party through a sufficient number of shares or other evidence of ownership of such corporation or other organization to have the power to elect a majority of the board of directors or otherwise to control such corporation or other organization.

                     (ii) CBES and each of its Subsidiaries has the requisite corporate power and authority and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                     (iii) CBES's Disclosure Letter sets forth all of CBES's Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which CBES owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each of CBES's Subsidiaries, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. CBES owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of CBES other than Community Bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and the applicable regulations thereunder. All of the shares of capital stock of CBES's Subsidiaries are fully paid, nonassessable and not subject to any preemptive rights and are owned by CBES or a Subsidiary of CBES free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.

                     (iv) The deposits of Community Bank are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the extent provided in the FDIA.

               (b)   Capital Structure.

                     (i) The authorized capital stock of CBES consists of 4,000,000 shares of CBES Common Stock, par value $.01 per share, and 500,000 shares of preferred stock, par value $.01 per share. As of the date of this Agreement (A) 1,031,851 shares of CBES Common Stock had been issued, of which 875,805 shares of CBES Common Stock were issued and outstanding, (B) no shares of CBES preferred stock were issued and outstanding, (C) no shares of CBES Common Stock were reserved for issuance, except that 102,495 shares of CBES Common Stock were reserved for issuance pursuant to the CBES Option Plan and 40,998 shares of CBES Common Stock were reserved for issuance pursuant to the CBES Restricted Stock Plan, (D) no shares of CBES preferred stock were held by CBES and (E) 156,046 shares of CBES Common Stock were held by CBES in its treasury or by its Subsidiaries. The authorized capital stock of Community Bank consists of 4,000,000 shares of common stock, par value $.01 per share (the "Community Bank Common Stock"), and 500,000 shares of preferred stock. As of the date of this Agreement, 100 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Date will be, owned both legally and beneficially by CBES. The authorized capital stock of Service Corporation consists of 30,000 shares of common stock, par value $1.00 per share and no shares of preferred stock. As of the date of this Agreement, 1,000 shares of such common stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Date will be, owned both legally and beneficially by Community Bank. All outstanding shares of capital stock of CBES, Community Bank and Service Corporation are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares of CBES held by CBES in its treasury or by its Subsidiaries and shares of Community Bank and Service Corporation, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares. CBES's Disclosure Letter sets forth a complete and accurate list of all outstanding options to purchase CBES Common Stock that have been granted pursuant to the CBES Option Plan, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant.

                     (ii) No bonds, debentures, notes or other indebtedness of CBES having the right to vote on any matters on which stockholders may vote are issued or outstanding.

                     (iii) As of the date of this Agreement, except for options granted pursuant to the CBES Option Plan, neither CBES nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating CBES or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of CBES or any of its Subsidiaries or obligating CBES or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of CBES or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of CBES or any of its Subsidiaries.

               (c) Authority. CBES has all requisite corporate power and authority to enter into this Agreement, and, subject to approval of this Agreement by the requisite vote of CBES's stockholders and receipt of all required regulatory or governmental approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the approval of this Agreement by CBES's stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of CBES. This Agreement has been duly and validly executed and delivered by CBES and constitutes a valid and binding obligation of CBES, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

               (d) Stockholder Approval; Fairness Opinion. The affirmative vote of a majority of the outstanding shares of CBES Common Stock entitled to vote on this Agreement is the only vote of the stockholders of CBES required for approval of this Agreement and the consummation of the Merger and the related transactions contemplated hereby (the "Stockholders Approvals"). CBES has received the written opinion of Hovde Financial LLC to the effect that, as of the date hereof, the Merger Consideration to be received by CBES's stockholders is fair, from a financial point of view, to such stockholders.

               (e) No Violations; Consents. The execution, delivery and performance of this Agreement by CBES does not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals (as defined in Section 2.4(d)) and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license to which CBES or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of CBES or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of CBES or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which CBES or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject. The consummation by CBES of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, or instrument, other than (x) the approval of the holders of a majority of the outstanding shares of CBES Common Stock entitled to vote thereon, (y) the consent of the Office of Thrift Supervision ("OTS") and (z) such other required regulatory consents. As of the date hereof, the executive officers of CBES know of no reason pertaining to CBES why any of the approvals referred to in this
Section 2.3(e) should not be obtained without the imposition of any material condition or restriction described in the last sentence of Section 5.1(b).

               (f)   Reports and Financial Statements.

                     (i) CBES and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with (a) the FDIC, (b) the OTS, (c) the National Association of Securities Dealers, Inc. ("NASD"), (d) the Missouri Department of Insurance and (e) the Securities and Exchange Commission ("SEC") (collectively, "CBES's Reports") and, to CBES's knowledge have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of CBES's Reports contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of CBES's Reports filed with the SEC complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC promulgated thereunder.

                     (ii) Each of the financial statements of CBES included in CBES's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by the SEC). Each of the consolidated statements of condition contained or incorporated by reference in CBES's Reports (including in each case any related notes and schedules) and each of the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, contained or incorporated by reference in CBES's Reports (including in each case any related notes and schedules) fairly presented (a) the financial position of the entity or entities to which it relates as of its date and (b) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end adjustments that are not material in amount or effect).

               (g) Absence of Certain Changes or Events. Except as disclosed in CBES's Reports filed on or prior to the date of this Agreement, since June 30, 2001, (i) CBES and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice and except for the engagement letter agreements with Hovde Financial LLC set forth in CBES's Disclosure Letter, (ii) CBES and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and (iii) there has not been any other event, change or occurrence or continuance of any circumstance which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect with respect to CBES and its Subsidiaries. To the knowledge of CBES, there are no impending termination, expiration, or loss of contracts, franchises, licenses, permits or other assets that, individually or in the aggregate, are reasonably likely to have Material Adverse Effect on CBES.

               (h) Absence of Claims. No litigation, controversy, claim, action, suit or other legal administrative or arbitration proceeding before any court, governmental agency or arbitrator is pending against CBES or any of its Subsidiaries and to the knowledge of CBES no such litigation, controversy, claim, action, suit or proceeding has been threatened or asserted in either case which is reasonably likely to have a Material Adverse Effect with respect to CBES or its Subsidiaries, or the transactions contemplated by this Agreement, or upon the ability of CBES to perform its obligations under this Agreement. To the knowledge of CBES, there are no investigations, reviews or inquiries by any court or governmental agency pending or threatened against CBES or any of its Subsidiaries.

               (i) Absence of Regulatory Actions. Except as set forth in CBES's Disclosure Letter, neither CBES nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits (singularly a "Government Regulatory Agency;" collectively "Government Regulatory Agencies"), or has adopted any board resolutions at the request of any Government Regulatory Agency, or has been advised by any Government Regulatory Agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

               (j) Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of CBES or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension has been a permitted automatic extension or has been granted and (in either case) has not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by CBES or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes, both current and deferred, on CBES's balance sheet in accordance with GAAP. For purposes of this Section 2.3(j) and Section 2.4(i), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, to the knowledge of CBES, there is no audit examination, deficiency assessment, tax investigation or refund litigation, or any threat of the foregoing, with respect to any taxes of CBES or any of its Subsidiaries, and, to the knowledge of CBES, no claim or threat of claim has been made by any authority in a jurisdiction where CBES or any of its Subsidiaries do not file tax returns that CBES or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to CBES or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on CBES `s balance sheet in accordance with GAAP. CBES and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. CBES and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and CBES and each of its Subsidiaries has timely complied, in all material respects, with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Adequate provision for any taxes due or to become due for CBES or any of its Subsidiaries for the period or periods reflected on CBES's most recent financial statements has been made and is reflected on such CBES financial statements. Deferred Taxes of CBES and its Subsidiaries have been provided for in accordance with GAAP. To the knowledge of CBES, there is no item of deferred taxable income which will become taxable due to the consummation of the Merger that is reasonably likely to have a Material Adverse Effect on CBES or its Subsidiaries, other than as disclosed in CBES's Disclosure Letter.

               (k)   Agreements.

                     (i) Except (w) for arrangements made in the ordinary course of business, (x) as set forth in CBES's Disclosure Letter, (y) as disclosed in CBES's Reports filed on or prior to the date of this Agreement or
(z) as contemplated by this Agreement, CBES and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to be performed after the date hereof that has not been filed with or incorporated by reference to CBES's Reports. Except (1) as disclosed in CBES's Disclosure Letter, (2) as disclosed in CBES's Reports filed on or prior to the date of this Agreement or (3) as contemplated by this Agreement, neither CBES nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (including data processing and software programming contracts) not terminable on 60 days' or less notice, (B) agreement with any present or former director, officer or employee of CBES or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving CBES or any of its Subsidiaries of the nature contemplated by this Agreement, (C) agreement with respect to any employee or director of CBES or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (E) agreement containing covenants that limit the ability of CBES or any of its

Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, CBES (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency). To the knowledge of CBES, each of the agreements and other documents referenced in CBES's Disclosure Letter with respect to this Section 2.3(k)(i) is a valid, binding and enforceable obligation of the parties sought to be bound thereby, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability to general principles of equity, whether applied in a court of law or a court of equity.

                     (ii) Neither CBES nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of CBES, no other party to any such agreement (excluding any loan or extension of credit made by CBES or any of its Subsidiaries) is in default in any respect thereunder.

                     (iii) CBES and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither CBES nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of CBES and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

                     (iv) CBES's Disclosure Letter contains a summary description of all leases, commitments, contracts, licenses, maintenance agreements and other agreements of CBES and its Subsidiaries involving a liability or obligation of CBES in excess of $10,000 per annum, and a true and complete list of all letters of credit, guarantees, indemnity agreements and all commitments to loan or discount or issue a letter of credit which would aggregate in excess of $10,000 to any person, firm or corporation.

               (l) Labor Matters. CBES and its Subsidiaries are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither CBES nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is CBES or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving CBES or any of its Subsidiaries pending or threatened.

               (m) Employee Benefit Plans. CBES's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, funds, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of CBES or any of its Subsidiaries (hereinafter collectively referred to as the "CBES Employee Plans"). All of the CBES Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws; with respect to the CBES Employee Plans, no event has occurred that would subject CBES or any of its Subsidiaries to a material liability under ERISA, the IRC or any other applicable law; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) which is likely to result in the imposition of any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the IRC upon CBES or any of its Subsidiaries; and all required contributions to the CBES Employee Plans through the date hereof have been made. Neither CBES nor any of its Subsidiaries has provided, or is required to provide, security to any CBES pension plan or to any single-employer plan of an ERISA Affiliate (as defined under Section 4001(b)(1) of ERISA or Section 414 of the IRC) pursuant to Section 401(a)(29) of the IRC. Neither CBES, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each CBES Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "CBES Qualified Plan") has received a favorable determination letter from the Internal Revenue Service ("IRS"), and CBES and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or threatened litigation, administrative action or proceeding relating to any CBES Employee Plan. There has been no announcement or commitment by CBES or any of its Subsidiaries to amend any CBES Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such CBES Employee Plan; and, except as specifically identified in CBES's Disclosure Letter, CBES and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any CBES Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by CBES or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC). To the best knowledge of CBES, no breach of a fiduciary duty under ERISA
Section 404 or Section 405 has occurred and with respect to which any outstanding liability to any participant or any material excise tax or liability exists or will exist as of the Effective Date with respect to any of the CBES Employee Plans. Each of the CBES Employee Plans which is a group health plan within the meaning of IRC Section 5000(b)(1) is in compliance with the continuation of health care coverage requirements contained in IRC Section 4980B and ERISA Section 601 et seq. A list of participants or beneficiaries who have elected continuation coverage in accordance with such laws is provided in CBES's Disclosure Letter. With respect to each CBES Employee Plan, CBES will supply to NASB Bank a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the three most recent plan years, if required to be filed, (B) such CBES Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such CBES Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such CBES Employee Plan, if the CBES Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such CBES Employee Plan is a CBES pension plan and any subsequent changes to the actuarial assumptions contained therein, and (F) the most recent determination letter issued by the IRS if such CBES Employee Plan is a CBES Qualified Plan. With respect to Community Bank's ESOP, CBES will supply NASB Bank a true and correct copy of (A) the latest financial statement of the ESOP including a list of assets, (B) a schedule of stock purchases by the ESOP, including seller, valuation and number of shares, (C) a schedule of participant name and amount, and (E) a schedule of the most recent contribution allocation including participant name, compensation and share of contribution.

               (n) Title to Assets. CBES's Disclosure Letter contains a complete and accurate list of all real property owned or leased by CBES or any of its Subsidiaries, including all properties of CBES or any of its Subsidiaries classified as "Real Estate Owned" or words of similar import (the "Real Property"). To the knowledge of CBES, none of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way. CBES and each of its Subsidiaries have good and marketable title to their respective properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer whether real or personal, tangible or intangible, reflected on the consolidated financial statements of CBES as of June 30, 2001 or acquired after such date, other than such items of personal property as have been disposed of in the ordinary course of business since June 30, 2001, in each case free and clear of any liens, security interests, encumbrances, mortgages, pledges, restrictions, charges or rights or interests of others, except pledges to secure deposits and other liens incurred in the ordinary course of business. Each lease pursuant to which CBES or any of its Subsidiaries is lessee or lessor is valid and in full force and effect and neither CBES nor any of its Subsidiaries, nor any other party to any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of CBES and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by CBES to be adequate for the current business of CBES and its Subsidiaries and improvements on real property owned or leased by CBES are located wholly within the boundaries of the property owned or leased by CBES or its Subsidiaries. There are no unpaid charges, debts, liabilities, claims or obligations arising from the construction, ownership or operation of the banking premises of Community Bank which would give rise to any mechanics' liens against any such real estate or any part thereof, or for which CBES or Community Bank would be responsible, except for (i) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like, but only to the extent the obligation giving rise to the lien is included as a liability on CBES's books and records and (ii) such minor encumbrances, if any, as do not materially detract from the value of, or materially interfere with the present use of, such properties, and which minor encumbrances do not render the title to such property unmarketable.

               (o) Compliance with Laws. CBES and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies (each, a "Governmental Entity") that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of CBES, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of CBES have not been conducted in violation in any material respect of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. Neither CBES nor any of its Subsidiaries is in material violation of, is, to the knowledge of CBES, under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

               (p) Fees. Other than financial advisory services performed for CBES by Hovde Financial LLC, neither CBES nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for CBES or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby. CBES has provided NASB Bank with a true and correct copy of the contract between CBES and Hovde Financial LLC.

               (q) Environmental Matters. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of CBES, threatened before any court, Governmental Entity or board or other forum against CBES or any of its Subsidiaries for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law (as defined below) or relating to the presence of or release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries. To CBES's knowledge, the properties currently owned or operated by CBES or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law. Neither CBES nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive, request for information or other communication (written or oral) from any federal, state, local or foreign Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law. To CBES's knowledge, there are no underground storage tanks on, in or under any properties currently owned or operated by CBES or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties currently owned or operated by CBES or any of its Subsidiaries. To CBES's knowledge, during the period of CBES's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To CBES's knowledge, prior to the period of CBES's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

          "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any Governmental Entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

          "Hazardous Material" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

          (r)  Loan Portfolio; Allowance; Asset Quality.

               (i) With respect to each loan (including advances made pursuant to letters of credit) owned by CBES or its Subsidiaries in whole or in part, to CBES's knowledge (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, (B) the note and the related security documents, copies of which are included in the loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable loan file and (C) CBES or one of its Subsidiaries is the sole holder of legal and beneficial title to each loan reflected in the consolidated financial statements of CBES except as otherwise disclosed in the applicable loan file or on the books and records of CBES and its Subsidiaries. To the knowledge of CBES (x) all notes, evidences of indebtedness and agreements for the payment of money and all related documents, instruments, papers and other agreements for the payment of money and all related documents, instruments, papers and other security agreements of Community Bank, applicable thereto, are bona fide, are genuine as to signatures of all makers, endorsers, and guarantors, and were given for valid consideration; (y) all collateral securing such indebtedness existed at the disbursement of the funds which created the indebtedness; and (z) except as may be disclosed in the books and records of Community Bank relating to its loans, Community Bank has made no affirmative or negative oral or written commitments which would materially impair the enforcement of any of Community Bank's loans.

               (ii) The allowance for loan losses reflected in CBES's statement of financial condition at June 30, 2002 (unaudited) was, and the allowance for loan losses shown on the balance sheets in CBES's Reports for periods ending after June 30, 2002 (unaudited) will be, in the opinion of management, adequate to provide for losses inherent in CBES's loan portfolio.

               (iii) CBES's Disclosure Letter sets forth a true and complete listing, as of June 30, 2002, of (A) all loans, leases, advances, credit enhancements, guarantees, other extensions of credit, commitments and interest-bearing assets of CBES and its Subsidiaries (collectively, "Loans") that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import, listed by category, including the amounts thereof; (B) Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof; and (C) Loans with any director, executive officer or five percent or greater stockholder of CBES or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, including the amounts thereof. To the knowledge of CBES, neither CBES nor any of its Subsidiaries is a party to any Loan that is in violation of any law, regulation or rule of any Governmental Entity. Any asset of CBES or any of its Subsidiaries that is classified as "Real Estate Owned" or words of similar import that is included in any non-performing assets of CBES or any of its Subsidiaries is listed in CBES's Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; provided, however, that "current" shall mean within the past 12 months.

          (s) Anti-takeover Provisions Inapplicable. CBES and its Subsidiaries have taken all actions required to exempt CBES, NASB Holding, NASB Bank, Acquisition Sub, the Agreement and the Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

          (t) Charter Provisions. CBES and its Subsidiaries have taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any person under the certificate of incorporation, bylaws, or other governing instruments of CBES or any of its Subsidiaries or restrict or impair the ability of NASB Bank or any of its Subsidiaries or Affiliates to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of CBES or any of its Subsidaries that may be directly or indirectly acquired or controlled by it.

          (u) Material Interests of Certain Persons. No officer or director or 5% stockholder of CBES, or any "associate" (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of any such officer or director or stockholder, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of CBES or any of its Subsidiaries. CBES's Disclosure Letter describes all transactions in which any current officer, or director, or Affiliate or Subsidiary thereof, directly or indirectly, has borrowed from, loaned to, supplied or provided goods or services to, purchased assets from, sold assets to, or done business in any manner with CBES or Community Bank or is a party to any agreement with CBES or Community Bank, and all transactions known to management in which any current 5% stockholder or employee of CBES or Community Bank, or any Affiliate or Subsidiary thereof, directly of indirectly, has borrowed from, loaned to, supplied or provided goods or services to, purchased assets from, sold assets to, or done business in any manner with CBES or Community Bank or is a party to any agreement with CBES or Community Bank.

          (v) Insurance. CBES's Disclosure Letter contains a complete list of all insurance policies of CBES and its Subsidiaries presently in effect. In the opinion of management, CBES and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by CBES and its Subsidiaries are in full force and effect, CBES and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion. CBES and its Subsidiaries have received no notice from any insurance carrier that (i) any insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policies of insurance will be substantially increased.

          (w)  Investment Securities; Derivatives.

               (i) Except for investments in Federal Home Loan Bank ("FHLB") Stock, pledges to secure FHLB borrowings, pledges to secure deposits and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business, and restrictions that exist for securities to be classified as "held to maturity," none of the investments held by CBES or any of its Subsidiaries as of the date of this Agreement is, or will be at Closing, subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (ii) Except (x) as set forth in CBES's Disclosure Letter, (y) as disclosed in CBES's Reports filed on or prior to the date of this Agreement, or
(z) for adjustable-rate mortgage loans and adjustable-rate advances, neither CBES nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (a) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (b) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

          (x) Credit Card Issuing Agreement. Neither CBES nor Community bank has any credit card agreement which would prevent NASB Bank from soliciting Community Bank's customers to accept a credit card issued by or on behalf of NASB Bank or an Affiliate of NASB Bank.

          (y) Indemnification. Except (i) as provided in the certificate of incorporation or bylaws of CBES and the similar governing documents of its Subsidiaries, or (ii) as set forth in CBES's Disclosure Letter, neither CBES nor any Subsidiary is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of CBES and, to the best knowledge of CBES, there are no claims for which any such person would be entitled to indemnification under the articles of incorporation or bylaws of CBES or the similar governing documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

          (z) Books and Records. The books and records of CBES and its Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

          (aa) Corporate Documents. Complete and correct copies of the certificate of incorporation, bylaws and similar governing documents of CBES and each of CBES's Subsidiaries, as in effect as of the date of this Agreement, have previously been delivered to NASB Bank. The minute books of CBES and each of CBES's Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

          (bb) Community Reinvestment Act Compliance. Community Bank is in material compliance with the applicable provisions of the Community Reinvestment Act, as amended ("CRA"), and the regulations promulgated thereunder, and, as of its most recent CRA examination, Community Bank has a CRA rating of "Satisfactory" or better. To CBES's knowledge, there is no fact or circumstance or set of facts or circumstances that would cause Community Bank to fail to comply with such provisions or cause the CRA rating of Community Bank to fall below "Satisfactory."

          (cc) Undisclosed Liabilities. As of the date hereof, CBES and its Subsidiaries have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for (i) liabilities reflected on or reserved against in the consolidated financial statements of CBES as of March 31, 2002, (ii) liabilities incurred since June 30, 2002 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on CBES and its Subsidiaries, taken as a whole, and
(iii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with a proposed sale or merger of CBES.

          Section 2.4. Representations and Warranties of NASB Holding and Acquisition Sub. Subject to Sections 2.1 and 2.2, NASB Holding and Acquisition Sub represent and warrant to CBES that:

          (a)  Organization.

               (i) NASB Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is registered as a savings and loan holding company under the HOLA. NASB Bank is a stock savings association duly organized, validly existing and in good standing under the laws of the United States of America and is a wholly-owned Subsidiary of NASB Holding. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Each Subsidiary of NASB Holding is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of NASB Holding and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

               (ii) NASB Holding, NASB Bank, Acquisition Sub and each of their Subsidiaries have the requisite corporate power and authority and are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification necessary.

          (b) Authority. NASB Holding and Acquisition Sub have all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the requisite vote of the sole shareholder of Acquisition Sub and the receipt of all required regulatory or governmental approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the approval of this Agreement by Acquisition Sub's sole shareholder, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of NASB Holding, and Acquisition Sub. This Agreement has been duly and validly executed and delivered by NASB Holding and Acquisition Sub and constitutes a valid and binding obligation of NASB Holding and Acquisition Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (c) Shareholder Approval. No approval of this Agreement by the shareholders of NASB Holding is required for the consummation of the Merger and the related transactions contemplated hereby. The affirmative vote of the sole shareholder of Acquisition Sub is the only vote of the sole shareholder of Acquisition Sub required for approval of this Agreement and the consummation of the Merger and the related transactions contemplated hereby.

          (d) No Violations; Consents. The execution, delivery and performance of this Agreement by NASB Holding and Acquisition Sub do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license to which NASB Holding, Acquisition Sub or any of their respective Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the articles of incorporation or bylaws of NASB Holding or Acquisition Sub or the similar organizational documents of any of their respective Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of NASB Holding or Acquisition Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which NASB Holding or Acquisition Sub or any of their respective Subsidiaries is a party, or to which any of their respective properties or assets may be subject. The consummation by NASB Holding and Acquisition Sub of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, or instrument, other than (w) the approval of NASB Holding as the sole shareholder of Acquisition Sub, (x) the approval of the OTS under the HOLA, (the "Requisite Regulatory Approvals"), and
(y) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement. As of the date hereof, the executive officers of NASB Holding and Acquisition Sub know of no reason pertaining to NASB Holding or Acquisition Sub why any of the approvals referred to in this Section 2.4(d) should not be obtained without undue delay or the imposition of any material condition or restriction described in the last sentence of Section 5.1(b).

          (e)  Reports and Financial Statements.

               (i) NASB Holding and NASB Bank has timely filed all material reports and financial statements, together, with any amendments required to be made with respect thereto, that they were required to file with (a) the FDIC and
(b) the OTS (collectively, the "NASB's Reports") and, to NASB Holding's knowledge, NASB Holding and NASB Bank have paid all taxes and assignments due and payable in connection therewith. As of their respective dates, none of NASB's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

               (ii) Each of the financial statements of NASB Bank included in NASB's Reports has been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by appropriate regulatory authorities). Each of the consolidated statements of condition contained or incorporated by reference in NASB's Reports (including in each case any related notes and schedules) fairly presented (A) the financial position of the entity or entities to which it relates as of its date and (B) the results of operations, shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject in the case of unaudited interim statements, to normal year-end adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein.

          (f) Absence of Certain Changes or Events. Except as disclosed in NASB's Reports filed on or prior to the date of this Agreement, no event has occurred or circumstances arisen which has had or might reasonably be expected to have a Material Adverse Effect with respect to NASB Holding.

          (g) Absence of Claims. No litigation, proceeding, controversy, claim, action or suit or other legal, administrative or arbitration proceeding before any court, Governmental Entities or arbitrator is pending or has been threatened against NASB Holding, NASB Bank, Acquisition Sub or any of their respective Subsidiaries that would reasonably be expected to prevent or adversely affect or which seeks to prohibit the consummation of the transactions contemplated by this Agreement or which would have a Material Adverse Effect with respect to NASB Holding, NASB Bank, Acquisition Sub or their respective Subsidiaries taken as a whole.

          (h) Absence of Regulatory Actions. Neither NASB Holding, NASB Bank, Acquisition Sub nor any of their respective Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any Government Regulatory Agency, or has adopted any board resolutions at the request of any Government Regulatory Agency, nor has it been advised by any Governmental Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

          (i) Compliance with Laws. NASB Holding, NASB Bank, Acquisition Sub and their respective Subsidiaries each have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to carry on their business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of NASB Holding, NASB Bank and Acquisition Sub, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of NASB Holding, NASB Bank and Acquisition Sub have not been conducted in violation in any material respect of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. Neither NASB Holding, NASB Bank, Acquisition Sub nor any of their respective Subsidiaries is in material violation of, is, to the knowledge of NASB Holding or Acquisition Sub, under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

          (j) Community Reinvestment Act Compliance. NASB Bank, and each Subsidiary of NASB Holding that is an insured depository institution, is in material compliance with the applicable provisions of CRA, and the regulations promulgated thereunder, and, as of its most recent CRA examination, NASB Bank, and each Subsidiary of NASB Holding that is an insured depository institution, has a CRA rating of "Satisfactory" or better. To the knowledge of NASB Holding, there is no fact or circumstance or set of facts or circumstances that would cause NASB Bank, or any Subsidiary of NASB Holding that is an insured depository institution, to fail to comply with such provisions or cause the CRA rating of NASB Bank, or any Subsidiary of NASB Holding that is an insured depository institution to fall below "Satisfactory." Neither NASB Holding, NASB Bank nor Acquisition Sub has received notice of or has knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

          (k) Fees. Neither NASB Holding, NASB Bank, Acquisition Sub nor any of their respective Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for NASB Holding, NASB Bank or any of their respective Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

          (l) Availability of Funds. No later than the Closing Date, NASB Holding will have available sufficient cash or other liquid assets or financing pursuant to binding arrangements or commitments which may be used to fund this transaction. NASB Holding's ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining specific financing thereof, consent of any lender or any other matter.

          (m) Pro Forma Capital Requirements. NASB Bank is, and on a pro forma basis giving effect for the transactions contemplated by this Agreement and any financing/capital injection contemplated by NASB Bank will be (i) at least "Adequately Capitalized," as defined for purposes of the FDIA and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal regulator with jurisdiction over NASB Bank, including without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it will, condition any of the regulatory approvals upon an additional increase in NASB Bank's capital or compliance with any capital requirement

          (n) Anti-Trust. NASB Holding has no knowledge that it will be required to divest deposit liabilities, branches, loans or any business or line of business as a condition to the receipt of any of the Regulatory Approvals.

                                  ARTICLE III

                     Actions and Conduct Pending the Merger

          Section 3.1. Regulatory Application. Within thirty (30) days of the date of this Agreement, NASB Holding or Acquisition Sub will file applications with OTS to merge Acquisition Sub with and into CBES.

          Section 3.2. Conduct of CBES's Business Prior to the Effective Date. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Date, CBES shall, and shall cause its Subsidiaries to, use all reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of CBES or NASB Holding, NASB Bank or Acquisition Sub to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of CBES, Community Bank, NASB Holding or Acquisition Sub to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on CBES or Community Bank, (vi) maintain insurance in such amounts and against such risks and losses as are customary for companies engaged in a similar business, (vii) confer on a regular and frequent basis with one or more representatives of NASB Holding to discuss, subject to applicable law, material operational matters and the general status of the ongoing operations of CBES and its Subsidiaries, (viii) promptly notify NASB Holding of any material change in its business, properties, assets, condition (financial or otherwise) or results of operations, and (ix) promptly provide NASB Holding with copies of all filings made by CBES or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Without limiting the foregoing covenants, unless the prior written consent of NASB Holding shall have been obtained, and except as otherwise expressly contemplated in this Agreement, CBES shall, and shall cause each of its Subsidiaries to:

          (a) Board Observers. Permit, at any time after the execution of this Agreement, two representatives of NASB Bank to attend CBES's and Community Bank's board of directors' meetings and all Board committee meetings as observers only and shall give NASB Bank notice of all such meetings concurrently with the giving of notice to other directors and committee members; provided, however, that such observers will not be entitled to attend the portions of any meetings that relate to any deliberation of the transactions contemplated by this Agreement or meetings with attorneys on other matters who recommend that such observers not be present in order to preserve the attorney-client privilege.

          (b) Loan Policies. Reserve against, place on non-accrual, and charge off loans and other assets as losses are recognized or future losses become apparent, in accordance with Community Bank's past practices, which Community Bank warrants and represents are in compliance in all material respects with all applicable laws and regulations and have not been criticized in any past examinations or audits, while maintaining a loan loss reserve of at least .75% of total loans outstanding;

          (c) Tax Returns. Prepare, execute and file, on or before the due date thereof if prior to the Effective Date, all federal, state and local tax returns required of CBES or Community Bank with respect to its operations for any period ending before the Effective Date and will pay the appropriate tax. In addition, prior to the Effective Date, CBES shall file, and shall cause each of its Subsidiaries to file, all amended federal, state and local tax returns necessary to carry back any tax losses incurred by CBES or any of its Subsidiaries to the extent permitted by law for the purpose of obtaining all available tax refunds.

          (d) Customer Notice. Assist NASB Holding in drafting and preparing for mailing a notice, the form and content of which shall be established by mutual agreement of NASB Holding and CBES, to all Community Bank's deposit and loan customers, notifying them of the sale of CBES to NASB Holding. The notice shall be mailed by NASB Holding after all Requisite Regulatory Approvals and Stockholders Approvals have been obtained but no later than thirtieth day prior to the date agreed upon by NASB Holding and CBES pursuant to Section 6.1 for the data processing conversion.

          (e) Copies of Reports. Furnish to NASB Holding, until the Effective Date, true and complete copies of the following information within five days after preparation or receipt:

               (i) Monthly financial statements prepared with respect to CBES and Community Bank;

               (ii) Daily statements of Community Bank beginning on the date of the final regulatory approval of the transactions contemplated by this Agreement and continuing through the Effective Date;

               (iii) Community Bank's Reports of Condition and Income to regulatory authorities at the close of business of each calendar quarter;

               (iv)   Community Bank's internal watch and problem loan reports;

               (v) Any and all board reports prepared for the use of Community Bank's board of directors or any board committee (other than those portions of any report which pertain to this Agreement or is privileged information);

               (vi) Any reports submitted to Community Bank by independent certified public accountants in connection with an examination of Community Bank's financial statements;

               (vii) Notice of all actions, suits, and proceedings before any court or Governmental Entity, commission, board, bureau, agency, or instrumentality affecting CBES or Community Bank;

               (viii) Any notices or communications received from any savings and loan regulatory body with respect to the affairs or operations of CBES or Community Bank; and

               (ix) Any additional information reasonably requested by NASB Holding for completion of any applications for regulatory approval of the transactions contemplated by this Agreement.

          (f) Liquidation Account. Cause Community Bank to establish and maintain on its books a true and complete record of those deposit accounts, including names of depositors, which would have liquidation rights by reason of the conversion of Community Bank from mutual to stock form of organization.

          (g) Adjusted Stockholders' Equity. Take all efforts necessary to reduce expenses and maintain the Stockholders' Equity of CBES, consolidated with all of its Subsidiaries, at the close of business on the day prior to the Effective Date, at an amount equal to or greater than $13,900,000 after taking into account the adjustments described below ("Adjusted Stockholders' Equity"). If the Adjusted Stockholders' Equity is less than $13,900,000 but greater than or equal to $13,500,000, the Merger Consideration shall be adjusted as provided for in Section 1.2(a) hereof. If the Adjusted Stockholders' Equity is less than $13,500,000, NASB Holding shall have the right to either (i) terminate the Agreement pursuant to Section 7.1(g) hereof or (ii) consummate the Merger and provide the holders of CBES Common Stock with a cash payment of $17.05 per share. Such Adjusted Stockholders' Equity shall be determined according to GAAP as it is applied to savings and loan associations and savings and loan association holding companies and in a manner consistent with CBES's past practices with the following adjustments:

               (i) All professional fees related to the Merger, including but not limited to legal fees, investment banking fees and accounting fees, shall not be treated as a reduction to Stockholders' Equity;

               (ii) All severance payments from CBES or Community Bank to employees terminated prior to the Effective Date, including but not limited to cash severance payments pursuant to the Community Bank Severance Plan, reimbursement for Welfare Benefits (as defined in the Community Bank Severance
Plan), payment of bonuses and Welfare Benefits pursuant to the terms of Employee Bonus Agreements entered into by Community Bank and certain key officers of Community Bank, payment of accrued paid time off and extended leave as required by the Community Bank Employee Manual dated January 2001, shall not be treated as a reduction to Stockholders' Equity;

               (iii) All market value adjustments required by Statement of Financial Accounting Standards Number 115 after June 30, 2002, shall not be treated as an adjustment to Stockholders' Equity;

               (iv) If (y) Community Bank's ALLL exceeds the amount required by applicable statutes and regulations and (z) any of Community Bank's loan(s) or other real estate owned require subsequent write-down(s), Community Bank shall be allowed to treat such write-down(s) as a reduction of Community Bank's ALLL instead of a reduction to income or Stockholders' Equity, to the extent allowed by GAAP and the OTS.

               (v) All reductions in the value of loans of Community Bank requested by NASB Holding shall not be treated as a reduction to Stockholder's Equity.

               (vi) The value of all assets and leasehold improvements of the Liberty, Missouri branch of Community Bank written off of the books of Community Bank and all expenses related to the closing of the Liberty, Missouri branch of Community Bank shall not be treated as a reduction to Stockholders' Equity.

          Section 3.3. Forbearance by CBES. Without limiting the covenants set forth in Section 3.2 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Date, CBES shall not, and shall not permit any of its Subsidiaries to, without the prior consent of NASB Holding:

          (a) unless required by applicable law or regulation or regulatory directive, change any provisions of the articles of incorporation or bylaws of CBES or the similar governing documents of its Subsidiaries;

          (b) authorize, issue, deliver or sell any shares of its capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock or change the terms of any of its outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of CBES except pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement, or split, combine, reclassify or adjust any shares of its capital stock or otherwise change its capitalization;

          (c) make, declare or pay any cash or stock dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

          (d) other than for fair value in the ordinary course of business consistent with past practice, (i) acquire or sell, transfer, assign, mortgage, encumber or otherwise dispose of any of its material properties, leases, assets or other rights or agreements to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary of CBES or (ii) cancel, release or assign any indebtedness of any such individual, corporation or other entity or (iii) permit Community Bank to waive any material right or cancel any material contract, lease, license, obligation or commitment, or permit any lien, encumbrance or charge of any material effect to attach to any of CBES's or Community Bank's assets;

          (e) except to the extent required by law or as specifically provided for in Section 4.11(i) or elsewhere herein, increase in any manner the compensation or fringe benefits of any of its employees or directors; pay bonuses to its employees or directors; pay any pension or retirement allowance not required by any existing plan or agreement to any employees or directors, or become a party to, amend or commit itself to fund or otherwise establish any trust or account related to any CBES Employee Plan (as defined in Section 2.3(m)) with or for the benefit of any employee or director; voluntarily accelerate the vesting of any stock options or other compensation or benefit; grant or award any stock options; make any discretionary contribution to any CBES Employee Plan; hire any employee with an annual total compensation payment in excess of $30,000; or enter into any employment contract or other agreement or arrangement with any director, officer or other employee;

          (f) except as contemplated by Section 4.2, change its method of accounting as in effect at June 30, 2001, except as required by changes in GAAP as concurred in by CBES's independent auditors;

          (g) commence any litigation other than in the ordinary course of business, settle any claim, action or proceeding involving any liability of CBES or any of its Subsidiaries for money damages in excess of $25,000 or impose material restrictions upon the operations of CBES or any of its Subsidiaries;

          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to CBES, except in satisfaction of debts previously contracted or by way of foreclosure on collateral security for any such debts;

          (i) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office, provided, however, that if prior to September 25, 2002, CBES is unable to obtain a six (6) month extension of the lease of the Liberty, Missouri branch of Community Bank, CBES shall (i) provide notice to the landlord of the Liberty, Missouri branch of Community Bank of its intent not to renew the lease and (ii) notify the OTS of its intent to close the Liberty, Missouri branch of Community Bank. Moreover, Community Bank may proceed to attempt to sell the deposits of the Liberty, Missouri branch of Community Bank to another bank or savings association at a price as agreed to by NASB Holding;

          (j) other than investments for CBES's portfolio made in accordance with Section 3.3(k), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

          (k) make any investment in any debt security, including mortgage-backed and mortgage-related securities, or materially restructure or change its investment securities portfolio, through purchases, sales or otherwise; provided, however, that CBES shall be permitted to invest in the following securities with final maturities no later than November 30, 2002: U.S. government and U.S. government agency securities, securities of the FHLB, or insured jumbo certificates of deposit;

          (l) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, provided, however, that if prior to September 25, 2002, CBES is unable to obtain a six (6) month extension of the lease of the Liberty, Missouri branch of Community Bank, CBES shall (i) provide notice to the landlord of the Liberty, Missouri branch of Community Bank of its intent not to renew the lease and (ii) notify the OTS of its intent to close the Liberty, Missouri branch of Community Bank. Moreover, Community Bank may proceed to attempt to sell the deposits of the Liberty, Missouri branch of Community Bank to another bank or savings association at a price as agreed to by NASB Holding;

          (m) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing safe and sound lending and pricing practices; (ii) loans or advances as to which CBES has a binding obligation to make such loan or advances as of the date hereof; and (iii) with respect to any loan or additional advance resulting in an aggregate indebtedness to any individual borrower of $100,000 or more for loans or advances secured by real estate or certificates of deposit held by Community Bank, $25,000 or more for loans secured by collateral other than real estate or certificates of deposit held by Community Bank or $0 or more unsecured, unless such loan has been approved in a loan committee or Board meeting of which an authorized representative of NASB Holding was given at least 24 hours written notice or oral notification and at which such representative did not object, provided, however, that renewals (or extensions) of loans of no more than six months, or one year in the case of construction loans that have been outstanding one year or less, may be made at the time such loans are due for renewal, if consistent with past practices, notwithstanding such objection if the Board of Directors or Loan and Discount Committee determines after taking into account such objection that such renewal is necessary to protect Community Bank's interest and such loan is current, is not a classified asset and is not on Community Bank's watch list;

          (n) except as provided in Section 3.3(m), extend or renew loans, or advance additional sums to a borrower whose loans, in whole or in part, have been classified or listed as special mention by any regulatory authority or included on Community Bank's watch list unless such extension, renewal or advance shall have been approved in advance by the Board of Directors of Community Bank or Community Bank's Loan and Discount Committee, and only if such extension, renewal or advance was found by such Board or Committee to be necessary in order to protect Community Bank's interests and in accordance with sound banking practices at a loan committee or Board meeting of which NASB Bank was given at least 24 hours written notice or oral notification and at which such representative did not object;

          (o) incur any additional borrowings other than short-term (six months or less) FHLB borrowings and reverse repurchase agreements at reasonable market interest rates consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of CBES or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder;

          (p) accept any deposits from any person on terms materially more favorable in any respect than those available to the general public in CBES's market area, unless such deposits are accepted in accordance with a safe and sound program or practice in existence at Community Bank prior to the date of this Agreement;

          (q) establish or impose a schedule of service charges or fees which applies charges either substantially more or substantially less than similar service charges and fees charged by other banks in CBES's market areas;

          (r) make any capital expenditures in excess of $5,000 per expenditure other than pursuant to binding commitments existing on the date hereof disclosed in the CBES Disclosure Letter and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

          (s) organize, capitalize, lend to or otherwise invest in any Subsidiary;

          (t) elect to any senior executive office any person who is not a member of the senior executive officer team of CBES as of the date of this Agreement or elect to the Board of Directors of CBES any person who is not a member of the Board of Directors of CBES as of the date of this Agreement;

          (u) engage in any transaction that is not in the usual and ordinary course of business and consistent with past practices;

          (v)  enter into any new line of business;

          (w) take or omit to take any action that is intended or may reasonably be expected to result in any of CBES's representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or which would make any of such representations and warranties untrue or incorrect in any material respect if made anew after taking such action;

          (x) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

          (y) make, renew or increase any loan or other extension of credit, or commit to make, renew or increase any such loan or extension of credit, to any director or officer of CBES or any of its Subsidiaries, or any entity controlled, directly or indirectly, by any of the foregoing; or

          (z) agree or make any commitment to take any action that is prohibited by this Section 3.3.

          In the event that NASB Holding does not respond in writing to CBES within two (2) business days of receipt by NASB Holding of a written request for CBES to engage in any of the actions for which NASB Holding's prior written consent is required pursuant to this Section 3.3, NASB Holding shall be deemed to have consented to such action. Any request by CBES or response thereto by NASB Holding shall be made in accordance with the notice provisions of

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

Section 9.7 and shall note that it is a request pursuant to this Section 3.3 and shall state that a failure to respond within two (2) business days shall constitute consent.

          Section 3.4. Conduct of NASB Holding's and Acquisition Sub's Businesses Prior to the Effective Date. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Date, NASB Holding and Acquisition Sub shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts to (i) conduct their business in the regular, ordinary and usual course consistent with past practice; (ii) maintain and preserve intact their business organization, properties, leases, employees and advantageous business relationships; (iii) take no action which would materially adversely affect or delay the ability of CBES, NASB Holding, or Acquisition Sub to perform their respective covenants and agreements on a timely basis under this Agreement and (iv) take no action which would adversely affect or delay the ability of CBES, NASB Holding or Acquisition Sub to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction.

                                   ARTICLE IV

                                    Covenants

          Section 4.1. Acquisition Proposals. From and after the date hereof until the termination of this Agreement, neither CBES nor Community Bank, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by CBES or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action; provided, however, that nothing contained in this Section 4.1 shall prohibit the Board of Directors of CBES from
(i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, written, bona fide proposal to acquire CBES pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that (A) the Board of Directors of CBES, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of CBES to comply with its fiduciary duties to stockholders under applicable law, and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, CBES (x) provides reasonable notice to NASB Holding to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in substantially the same form as the one heretofore executed by NASB Holding (except that disclosure of the person's identity will be permitted); (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer;

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

or (iii) failing to make or withdrawing or modifying its recommendation if there exists an Acquisition Proposal as to which the Board of Directors of CBES has received a written opinion from its independent financial adviser that such Proposal may be superior to the Merger from a financial point-of-view to CBES's stockholders and, after consultation with independent legal counsel, the Board of Directors of CBES determines in good faith that such action is necessary for the Board of Directors of CBES to comply with its fiduciary duties to stockholders under applicable law (any such Acquisition Proposal as to which the Board of Directors has received the opinion and made the determination described in this clause (iii) being referred to herein as a "Superior Proposal"). CBES shall notify NASB Holding orally and in writing of any Acquisition Proposal (including, without limitation, the terms and conditions of any such Acquisition Proposal and the identity of the person making such Acquisition Proposal) as promptly as practicable (but, in any event, no later than 24 hours) after the receipt thereof and shall keep NASB Holding informed of the status and details of any such Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" shall mean a proposal to enter into or make any of the following (other than the transactions contemplated hereunder) involving CBES or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of CBES or Community Bank, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of CBES or the filing of a registration statement under the Securities Act of 1933 in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          Section 4.2. Certain Policies and Actions of CBES.

          (a) At the request of NASB Bank, CBES shall use reasonable efforts to cause Community Bank to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all Requisite Regulatory Approvals and stockholder approvals are received, and after receipt of written confirmation from NASB Holding that it is not aware of any fact or circumstance that would prevent completion of the Merger, and prior to the Effective Date; provided, however, that CBES shall not be required to take such action more than 30 days prior to the Effective Date; and provided, further, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations or, in the view of the Board of Directors of Community Bank not in the best interests of Community Bank.

          (b) CBES's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of Section 4.2(a). NASB Bank agrees to hold harmless, indemnify and defend CBES and its Subsidiaries, and their respective directors, officers and employees, for any loss, claim, liability or other damage caused by or resulting from compliance with Section 4.2(a).

          Section 4.3. Access and Information. Upon reasonable notice, CBES shall (and shall cause its Subsidiaries to) afford NASB Holding and its representatives (including, without limitation, directors, officers and employees of NASB Holding and its affiliates and counsel, accountants and other professionals retained by NASB Holding) such reasonable access during normal business hours throughout the period prior to the Effective Date to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to CBES and its Subsidiaries as NASB Holding may reasonably request; provided, however, that no investigation pursuant to this Section 4.3 shall affect or be deemed to modify any representation or warranty made herein. CBES shall provide NASB Holding with true and complete copies of all financial and other information relating to the business or operations of CBES and its Subsidiaries that is provided to directors of CBES and Community Bank in connection with meetings of their Board of Directors or committees thereof. In furtherance, and not in limitation of the foregoing, CBES shall make available to NASB Holding all information necessary or appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger. NASB Holding will not, and will cause its representatives not to, remove any original documents from the Premises of CBES or Community Bank or use any information obtained pursuant to this Section 4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, NASB Holding will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.3 unless such information (i) was already known to NASB Holding or an affiliate of NASB Holding, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to NASB Holding or an affiliate of NASB Holding from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of CBES or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies and abstracts of documents received from any other party, and all extracts of or from and materials containing information or data taken from any such document to be returned to the party that furnished the same.

          Section 4.4. Certain Filings, Consents and Arrangements. NASB Holding or Acquisition Sub shall as soon as practicable and in cooperation with CBES (and in any event within 30 days after the date hereof) make, or cause to be made, any filings and applications and provide any notices required to be filed or provided in order to obtain all approvals, consents and waivers of Governmental Entities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby, including approvals needed for the payment of any special dividends required to fund the Merger Consideration. NASB Holding or Acquisition Sub and CBES each shall provide the other and its counsel with an opportunity to review all filings, applications and notices and related correspondence and other documents and information prior to their being submitted to, and all correspondence and other documents and information received from, any governmental authority and shall provide the other with copies of all filings, applications and notices submitted to any Governmental Entity, in each case within two (2) business days after the submission or receipt thereof. NASB Holding, Acquisition Sub, CBES and Community Bank shall promptly provide all information and documents requested by any Governmental Entity in connection with any filing, application or notice filed or provided under this Section 4.4 and shall otherwise use its best efforts to obtain the requisite approvals, consents and waivers as promptly as is reasonably possible.

          Section 4.5. Anti-takeover Provisions. CBES and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt NASB Holding, Acquisition Sub, the Agreement and the Merger from any provisions of an anti-takeover nature contained in CBES's or its Subsidiaries', certificates of incorporation and bylaws and the provisions of any federal or state anti-takeover laws.

          Section 4.6. Additional Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Merger, as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

          Section 4.7. Publicity. CBES and NASB Holding shall jointly develop a plan regarding press releases and other public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

          Section 4.8. Stockholders Meeting. CBES shall take all action necessary, in accordance with applicable law and its certificate of incorporation and bylaws, to convene a meeting of its stockholders ("Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement, the Merger and the other transactions provided for in this Agreement. CBES shall file its preliminary proxy statement with the SEC within 15 days of the receipt of its audited financial statements for the fiscal year ended June 30, 2002, provided, however, that if CBES receives its audited financial statements for the fiscal year ended June 30, 2002 prior to the date of execution of this Agreement, CBES shall file its preliminary proxy statement with the SEC within 15 days of the date of execution of this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by CBES's counsel, the Board of Directors of CBES shall (a) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and (b) use all reasonable efforts to solicit such approvals. CBES may employ professional proxy solicitors to assist in contacting stockholders in connection with soliciting favorable votes on the Merger.

          Section 4.9. Proxy Statement. For the purposes of holding the Stockholders' Meeting of CBES, CBES shall prepare a proxy statement satisfying in all material respects all applicable requirements of the Exchange Act, and the rules and regulations thereunder. NASB Holding agrees to provide for inclusion in such proxy statement all information reasonably necessary to satisfy the requirements of the Exchange Act and the rules and regulations thereunder and such information shall not contain any untrue statements of a material fact or omit to state any material fact required to be stated in such proxy statement with respect to NASB Holding or its Subsidiaries or to make the statements therein with respect to NASB Holding or its Subsidiaries not misleading.

          Section 4.10. Notification of Certain Matters. Each party shall give prompt notice to the other of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Date, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect with respect to such party and its Subsidiaries taken as a whole. Each of CBES and NASB Holding shall give prompt notice to the other party of any (i) notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement and (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Date or to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects.

          Section 4.11. Employees.

          (a) All persons who are employees of Community Bank immediately prior to the Effective Date and whose employment is not specifically terminated at or prior to the Effective Date (a "Continuing Employee") shall, at the Effective Date, remain employees of Community Bank. All of the Continuing Employees shall be employed at the will of Community Bank and no contractual right to employment shall inure to such employees because of this Agreement. NASB Holding will use its best efforts to retain all of the employees of Community Bank, subject to the qualifications of such employees and the needs of NASB Holding. At any time after the receipt of the Requisite Regulatory Approvals and Stockholder approval for the transactions contemplated by this Agreement, or by mutual consent prior thereto, CBES shall (i) allow NASB Holding to conduct interviews with the existing employees of CBES and Community Bank and to communicate with the employees regarding the terms of their employment which will be in effect on or after the Effective Date and (ii) allow NASB Bank to conduct training sessions for employees of CBES and its Subsidiaries at NASB Bank's or Community Bank's facilities. All such training sessions shall be scheduled so as to have minimal impact upon the employees' performance of their normal daily duties.

          (b) Immediately following the Effective Date, each Continuing Employee shall be eligible to participate in NASB Holding's or NASB Bank's benefit plans on the same basis as a new employee of NASB Holding's or NASB Bank's (it being understood that inclusion of Continuing Employees in NASB Holding's or NASB Bank's benefit plans may occur at different times with respect to different plans). Service with CBES or its Subsidiaries shall be treated as service with NASB Holding or NASB Bank for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitation with respect to any NASB Holding or NASB Bank "welfare benefit plan", as defined in Section 3(1) of ERISA. Each Continuing Employee shall receive credit for service with CBES or its Subsidiaries for purposes of any employee benefit plans or computing vacation pay benefits.

          (c) CBES shall retain all existing life insurance policies owned by CBES.

          (d) CBES shall not encourage the further exercise of any CBES Options and shall advise optionees as to the payments to which they will be entitled hereunder.

          (e) Prior to September 30, 2002, Community Bank shall fund the CBES Employee Stock Ownership Plan (the "ESOP") with the scheduled contribution of Twenty Four Thousand Nine Hundred Sixty Five and 80/100 Dollars ($24,965.80) to provide the ESOP funds to pay the principal and interest due on the CBES loan to the ESOP from CBES; provided, however, that the amount of such payment from Community Bank to the ESOP may be adjusted if the total amount of scheduled interest due on the loan to CBES changes due to a variation in the adjustable interest rate of the loan; and provided, further, that if the Effective Date of the Merger occurs after December 31, 2002, Community Bank shall fund the CBES ESOP with the scheduled contribution payment necessary to provide the ESOP funds to pay the principal and interest due on the CBES loan to the ESOP from CBES.

          (f) Prior to the Effective Date, the ESOP shall be amended to state that any Merger Consideration remaining after repayment of the loan between CBES and the ESOP shall be allocated as investment earnings of the ESOP to the ESOP accounts of employees of Community Bank or any of its Subsidiaries who are ESOP participants and beneficiaries ("ESOP Participants") in accordance with the terms of the ESOP as amended with respect to such termination and as in effect on the Effective Date. All ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the ESOP determined as of the Effective Date. As soon as practicable after the Effective Date, any loan between CBES and the ESOP shall be repaid in full from the Merger Consideration received by the ESOP for unallocated shares of CBES Common Stock held by the ESOP upon the conversion of such shares into cash pursuant to this Agreement. As soon as reasonably practicable after the ESOP loan has been repaid, NASB Holding shall terminate the ESOP and shall file an application for determination with the Internal Revenue Service ("IRS") as to the tax qualified status of the ESOP upon its termination under Section 401(a) and 4975(e)(7) of the IRC (the "Determination Letter"). As soon as reasonably practicable after the receipt of a favorable Determination Letter from the IRS, NASB Holding shall instruct the ESOP Trustee to make distributions of the benefits under the ESOP to the ESOP Participants in accordance with the provisions of the ESOP.

          (g) NASB Holding agrees to honor the terms and conditions of all Director Emeritus Agreements by and between Community Bank and certain directors of Community Bank, a copy of each of which is attached to CBES's Disclosure Letter, and NASB Holding agrees that the benefits to be paid to each affected director shall be the amount accrued on the books and records of Community Bank as of the last day of the calendar month preceding the Closing Date, which amount shall not be less than the amount shown in CBES's Disclosure Letter.

          (h) NASB Holding agrees to honor the terms and conditions of all Salary Continuation Agreements by and between Community Bank and certain employees of Community Bank, a copy of each of which is attached to CBES's Disclosure Letter, and NASB Holding agrees that the benefits to be paid to each affected employee shall be the amount accrued on the books and records of Community Bank as of the last day of the calendar month preceding the Closing Date, which amount shall not be less than the amount shown in CBES's Disclosure Letter.

          (i) NASB Holding agrees to honor the terms and conditions of (i) the Community Bank Severance Plan, which Severance Plan shall not be revoked, terminated, modified or amended by NASB Holding or its Subsidiaries or its successors and assigns, (ii) the Employee Bonus Agreements by and between Community Bank and certain employees of Community Bank, (iii) the Severance Agreement, as amended, by and between Dennis D. Hartman and Community Bank and
(iv) the Severance Agreement , as amended, by and between Margaret E. Teegarden and Community Bank; a copy of each of which is attached to CBES's Disclosure Letter.

          Section 4.12. Indemnification. Unless prohibited by law or regulation in effect at the time a Claim (as defined below) is pending and except as provided in Section 4.12(b) below, from the Effective Date through six (6) years after the Effective Date, NASB Holding (and any successor) agrees to indemnify each director, officer and employee of CBES and Community Bank serving in such capacities as of the date of this Agreement (each, an "Indemnified Party"), from and against Indemnified Payments and Indemnified Expenses (as both terms are defined below) incurred in connection with Claims brought against any Indemnified Party, arising out of matters existing or occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Date, provided that in the case of any Claims asserted prior to the Effective Date NASB Holding has been notified of such Claims prior to Closing. NASB Holding further agrees, subject to applicable regulatory restrictions, to advance any reasonable Indemnified Expenses to such Indemnified Party as they are from time to time incurred provided that the Indemnified Party to whom expenses are being advanced provides a written undertaking to repay such expenses if it is ultimately determined that such person is not entitled to Indemnification.

          (a) As used herein, the foregoing terms have the following meanings:

              (i) A "Claim" is any threatened, pending or completed action, suit, investigation or proceeding (whether civil, criminal, administrative or investigative) which relates to services rendered prior to the Effective Date by an Indemnified Party on behalf of CBES or its Subsidiaries.

              (ii) "Indemnified payments" shall mean judgments, fines and amounts paid in settlement of Claims.

              (iii) "Indemnified expenses" shall mean all costs and expenses (including but not limited to attorneys' fees) actually and reasonably incurred by an Indemnified Party in connection with defending against such Claims.

          (b) NASB Holding shall not be required to indemnify any Indemnified Party from and against Indemnified expenses and/or Indemnified payments if (i) a final non-appealable order is entered by a court or administrative tribunal having jurisdiction pursuant to a Claim brought by a person other than the OTS that such Indemnified Party's conduct was knowingly fraudulent, deliberately dishonest, or willful misconduct and the Claim giving rise to the entry of such order was brought by a third party; or (ii) a final non-appealable order is issued by an administrative tribunal or court having jurisdiction pursuant to a Claim brought by the OTS or a settlement agreement is entered into between the Indemnified Party and the OTS: (x) imposing a civil money penalty against the Indemnified Party; (y) removing the Indemnified Party from office or prohibiting such person from participating in the conduct of NASB Holding; or (z) directing the Indemnified Party to cease and desist taking any of the actions set forth in
Section 8(b) of the FDIA (12 U.S.C. ss. 1818(b)).

          (c) Any Indemnified Party wishing to claim indemnification under
Section 4.12, must (i) upon learning of any such Claim, promptly notify NASB Holding thereof and provide to NASB Holding copies of all written materials related to the Claim and any other information related to such Claim; (ii) consent to the defense of any such Claim by competent counsel chosen by NASB Holding; and (iii) cooperate in the defense of any such matter by offering testimony and by complying with all reasonable requests made by NASB Holding or by counsel hired by NASB Holding. NASB Holding shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such Claims against, or defenses available to, such Indemnified Party. If NASB Holding assumes the defense of any such Claim pursuant to this Section 4.12(c), NASB Holding shall not be liable to such Indemnified Party for any legal expenses of additional counsel subsequently incurred by such Indemnified Party in connection with the defense thereof. If NASB Holding does not elect to assume such defense within thirty days from the date NASB Holding receives notice of the Claim, the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and NASB Holding shall remain responsible for the reasonable fees and expenses of such counsel as set forth above.

          (d) NASB Holding shall pay all reasonable costs, including attorneys' fees and expenses, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.12 to the fullest extent permitted by law. The rights of each Indemnified Party under this paragraph (d) shall be in addition to any other right of indemnification under this Section 4.12.

          (e) If NASB Holding or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of NASB Holding assume the obligations set forth in this Section 4.12.

          (f) NASB Holding shall pay up to $50,000 for premiums to provide reporting endorsement coverage under CBES's and Community Bank's current director and officer insurance policies for each director, officer and employee of CBES and Community Bank for a period of three (3) years.

          (g) The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and the heirs, executors, and administrators of such Indemnified Party.

          Section 4.13. Phase I and Phase II Environmental Assessments of Community Bank's Primary Banking Facility. CBES hereby agrees that NASB Holding may cause to be performed a Phase I and Phase II environmental assessment of the real property on which Community Bank's primary banking facility is located (1001 North Jesse James Road, Excelsior Springs, Missouri 64024). If as a result of such assessment it is determined that environmental clean-up costs would exceed $500,000, then NASB Holding may elect to terminate this Agreement pursuant to Section 7.1(h).

                                   ARTICLE V

                           Conditions to Consummation

          Section 5.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger and any other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

          (a) This Agreement shall have been approved by the requisite vote of CBES's stockholders in accordance with applicable laws and regulations.

          (b) The Requisite Regulatory Approvals, the consent of the OTS and any other waivers with respect to this Agreement and the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; and all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain which would not have a Material Adverse Effect (i) on CBES and its Subsidiaries taken as a whole or (ii) on NASB Holding and its Subsidiaries taken as a whole. No such approval or consent shall have imposed any condition or requirement that would so materially and adversely impact the economic or business benefits to NASB Holding or CBES of the transactions contemplated hereby that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

          (c) No party hereto shall be subject to any order, decree, ruling or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement.

          (d) No statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger or any other transactions contemplated by this Agreement.

          (e) No litigation, claim, action, suit or other legal or administrative proceeding challenging the Merger shall be pending against any party hereto or any of their Subsidiaries, directors or officers, which in the opinion of counsel for NASB Holding is likely to result in the incurring of damages and defense costs not covered by insurance by NASB Holding or any of its Subsidiaries or by any person or persons whom NASB Holding would be required to indemnify in an aggregate amount exceeding $250,000.

          Section 5.2. Conditions to the Obligations of NASB Holding. Each of the obligations of CBES required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of CBES contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date (except as to any representation or warranty which specifically relates to an earlier date), and NASB Holding shall have received a certificate to the foregoing effect signed by the chief executive officer and the president of CBES.

          Section 5.3. Conditions to the Obligations of CBES. The obligations of CBES to effect the Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions:

          (a) Each of the obligations of NASB Holding or Acquisition Sub required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of NASB Holding or Acquisition Sub contained in this Agreement shall be true and correct, subject to Sections 2.1 and 2.2, as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date (except as to any representation or warranty which specifically relates to an earlier date), and CBES shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of NASB Holding and Acquisition Sub.

          (b) NASB Holding shall have provided to the Exchange Agent sufficient cash to pay the aggregate Merger Consideration and CBES shall have received a certificate from the Exchange Agent to such effect.

                                   ARTICLE VI

                                 Data Processing

          Section 6.1. Sample Data. CBES shall cause Community Bank to provide to NASB Bank, a machine-readable data tape of all of Community Bank's loan and deposit accounts, together with a written description of the file, record, and field data types and formats, to allow NASB Bank to prepare for a data processing conversion, at a date prior to Closing agreed upon between NASB Bank and CBES. Representatives of NASB Bank shall have reasonable access to Community Bank's IT staff or other pertinent personnel during normal business hours to facilitate the accurate and proper mapping or conversion of all customer accounts to NASB Bank's data processing system. If this Agreement is terminated for any reason, customer information will either be promptly returned to Community Bank or destroyed by NASB Bank at the option of Community Bank. At the request of Community Bank, NASB Holding shall cause NASB Bank to enter into an agreement with Community Bank to ensure compliance with Section 502(b)(2) of the Gramm-Leach-Bliley Act (15 U.S.C. ss. 6802(b)(2)) and to ensure the confidentiality and security of nonpublic personal information of Community Bank's consumer customers. In addition, at the request of Community Bank, NASB Holding shall cause NASB Bank to enter into an agreement with Community Bank required to ensure that, if this Agreement is terminated, NASB Bank will not use the customer data provided to it for competitive purposes and to ensure that NASB Bank will not directly and purposefully solicit business with any of the customers included in the customer data provided by Community Bank.

          Section 6.2. Information for Check Ordering. After receipt of the Requisite Regulatory Approvals of the transactions contemplated by this Agreement, CBES shall provide to NASB Bank a machine-readable data tape of all of Community Bank's deposits, including all customer name and address information, to enable NASB Bank to begin ordering checks, deposit slips, and other transaction items for use by its customers.

          Section 6.3. Installation of Data Circuits. After the Effective Date of this Agreement, CBES shall cause Community Bank to give NASB Bank reasonable access to Community Bank's locations during normal business hours for the purposes of installing and testing data circuits and data processing equipment, provided that the location, installation, and testing of said circuits and equipment shall not be permitted to disrupt Community Bank's normal daily functions and operation. In the event that this Agreement is terminated without consummation of the planned transactions, NASB Holding shall cause NASB Bank to remove its data processing equipment and circuits within 30 days after the termination and shall repair promptly any damage done to Community Bank's property during the installation or removal, all at NASB Bank's sole expense.

                                  ARTICLE VII

                                   Termination

          Section 7.1. Termination. This Agreement may be terminated, and the Merger abandoned, at or prior to the Effective Date, either before or after any requisite stockholder approval:

          (a) by the mutual consent of NASB Holding and CBES in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board; or

          (b) by NASB Holding or CBES, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the stockholders of CBES to approve the Agreement at the Stockholder Meeting; or

          (c) by NASB Holding or CBES, by written notice to the other party, if either (i) any approval, consent or waiver of a Government Regulatory Agency required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any

Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

          (d) by NASB Holding or CBES, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by January 31, 2003, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

          (e) by NASB Holding or CBES (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or
(ii) subject to Section 2.2(a), any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party; or

          (f) by CBES, if the Board of Directors of CBES reasonably determines by vote of a majority of the members of its entire Board that a proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of CBES Common Stock then outstanding or all or substantially all of the assets of CBES constitutes a Superior Proposal and that such proposal must be accepted in order to comply with the Board of Directors' fiduciary duties to stockholders under applicable law; provided, however, that prior to any such termination, CBES shall use its reasonable efforts to negotiate in good faith with NASB Holding to make such adjustments in the terms and conditions of this Agreement that would enable CBES to proceed with the transactions contemplated herein; or

          (g) by NASB Holding, if the Adjusted Stockholders' Equity of CBES, as defined in Section 3.2(g) hereof, is less than $13,500,000.

          (h) by NASB Holding, if the Phase I and Phase II environmental assessments permitted by Section 4.13 hereof determine that environmental clean-up costs would exceed $500,000.

          Section 7.2. Termination Fee. In the event that CBES terminates this Agreement pursuant to Section 7.1(f) and, within six (6) months after the termination of this Agreement, CBES or Community Bank enters into a definitive agreement with the person that made the Superior Proposal then CBES shall, within 10 business days following written demand by NASB Holding pay to NASB Holding $250,000 in cash.

          Section 7.3. Effect of Termination. In the event of termination of this Agreement by either NASB Holding or CBES prior to the consummation of the Merger as provided in Section 7.2, this Agreement shall forthwith become void and have no effect except (i) the obligations of the parties under Sections 4.3 (with respect to confidentiality and the return of information), 7.2 and 9.6 shall survive any termination of this Agreement and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                  ARTICLE VIII

                           Closing and Effective Date

          Section 8.1. Effective Date. The closing of the transactions contemplated hereby ("Closing") shall take place at the offices of Stinson Morrison Hecker LLP, 1201 Walnut Street, Suite 2800, Kansas City, Missouri, unless another place is agreed to by NASB Bank and CBES, on a date designated by NASB Holding and CBES ("Closing Date") that is no later than fifteen (15) days following the date on which the expiration of the last applicable waiting period in connection with the notices to and the approvals of Governmental Entities shall occur and all conditions to the consummation of this Agreement are satisfied or waived or on such other date as may be agreed to by the parties. Prior to the Closing Date, CBES and Community Bank shall each execute a Certificate of Merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such Certificate of Merger. The date of such filing or such later effective date as specified in the Certificate of Merger is herein referred to as the "Effective Date."

          Section 8.2. Deliveries at Closing. Subject to the provisions of
Article V and Article VII, on the Closing Date there shall be delivered to NASB Holding and CBES the documents and instruments required to be delivered under
Article V.

                                   ARTICLE IX

                              Certain Other Matters

          Section 9.1. Certain Definitions; Interpretation. As used in this Agreement, the following terms shall have the meanings indicated:

          "Affiliate" means any person (a) which directly or indirectly controls, or is controlled by, or is under common control with any other person or any Subsidiary of that other person; (b) which directly or beneficially owns or controls 5% or more of any class of voting stock of another person or any Subsidiary of that other person; or (c) of which 5% or more of any class of voting stock is owned directly or beneficially by any other person or any Subsidiary of that other person.

          "Material" means material to NASB Holding or CBES (as the case may be) and its respective Subsidiaries, taken as a whole.

          "Person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

          When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

          Section 9.2. Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Date, including Section 4.3, Section 4.11 and Section 4.12 of this Agreement, shall survive the Effective Date. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Date.

          Section 9.3. Waiver; Amendment. Prior to the Effective Date, any provision of this Agreement may be (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of CBES, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of CBES Common Stock or contravene any provision of the DGCL or the federal banking laws, rules and regulations.

          Section 9.4. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          Section 9.5. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Missouri, without regard to conflicts of laws principles.

          Section 9.6. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

          Section 9.7. Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

          If to CBES, to:

                    CBES Bancorp, Inc.
                    913 West Liberty Drive

                            Liberty, Missouri  64068
                            Facsimile:  (816) 415-2002
                            Attention: Mr. Paul L. Thomas


          With copies to:

                            C. Robert Monroe, Esq.
                            Stinson Morrison Hecker LLP
                            1201 Walnut Street, Suit 2800
                            Kansas City, Missouri  64106-2150
                            Facsimile:  (816) 292-2001

          If to NASB Holding or Acquisition Sub, to:

                            NASB Financial, Inc.
                            12498 South 71 Highway
                            Grandview, Missouri  64030
                            Facsimile:  (816) 316-4504
                            Attention: Mr. Keith B. Cox

          With copies to:

                            Joseph T. Porter, Jr., Esq.
                            Polsinelli Shalton & Welte, P.C.
                            Suite 1100
                            100 South 4/th/ Street
                            St. Louis, Missouri 63102
                            Facsimile:  (314) 231-1776

          Section 9.8. Entire Agreement; etc. This Agreement, together with the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Sections
4.11 and 4.12 which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 9.9. Specific Performance. NASB Holding and CBES agree that the franchise value of Community Bank represents a unique asset and that the failure of either party to perform the terms of this Agreement would cause irreparable harm for which monetary damages would be totally inadequate. Therefore, either party shall be entitled to specific performance of the terms of this Agreement. Nothing contained in this Agreement, however, shall be deemed as granting to NASB Holding control over CBES or Community Bank prior to the Effective Date. Until the Requisite Regulatory Approvals and CBES's Stockholders Approvals have been received, a breach of this Agreement by either party may be remedied only by an action for money damages.

          Section 9.10. Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                    NASB FINANCIAL, INC.

                                    By:  /s/ Keith B. Cox
                                         ----------------
                                         Name:  Keith B. Cox
                                         Title: President

                                    NASB ACQUISITION SUBSIDIARY, INC.

                                    By:  /s/ Keith B. Cox
                                         ----------------
                                         Name:  Keith B. Cox
                                         Title: President

                                    CBES BANCORP, INC.

                                    By:  /s/ Paul L. Thomas
                                         ------------------
                                         Name:  Paul L. Thomas
                                         Title: CEO